Exhibit 2(l)
787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

June 5, 2007
Kiewit Investment Fund LLLP
73 Tremont Street
Boston, MA 02108
Ladies and Gentleman:
           We have acted as counsel to Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company (the “Fund”), in connection with the preparation of Amendment No. 12 to the registration statement on Form N-2 (File No. 811-21632) (the “Registration Statement”) relating to the offer and sale by the Fund of additional limited partnership units (“Units”).
           In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (1) the Amended and Restated Limited Partnership Agreement of the Fund, dated as of July 22, 2005 (the “Partnership Agreement”); (2) the By-Laws of the Fund, dated as of May 24, 2005; (3) certain resolutions and consents of the Board of Directors of the Fund; (4) the Fund’s registration statement on Form N-2 relating to the Fund’s public offering of Units (File No. 811-21632), including all exhibits and amendments thereto; and (5) such other records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Fund, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
           In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion which we have not independently established, we have relied upon certificates or comparable documents of officers and representatives of the Fund.
           Based on and subject to the foregoing, we are of the opinion that the Units, when duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Registration Statement and the Partnership Agreement, will be validly issued and the issuance and sale of the Units will have been duly authorized.
           We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any
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Kiewit Investment Fund LLLP
June 5, 2007

opinion expressed herein involves the law of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the State of Delaware, and where applicable, published cases, rules or regulations of regulatory bodies of the State of Delaware. We assume no obligation to revise or supplement this opinion should the present laws of such jurisdiction be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events that occur subsequent to this date.
           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the prospectus and statement of additional information included as part of the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our prior written consent.
Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP